Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
March 16, 2015	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
	Düsseldorf	San Diego
	Frankfurt	San Francisco
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	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

KYTHERA Biopharmaceuticals, Inc.

30930 Russell Ranch Road, 3rd Floor

Westlake Village, California 91362

Re: Form S-3 Registration Statement File No. 333-198511

Public Offering of up to 2,994,793 Shares of Common Stock

of KYTHERA Biopharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as special counsel to KYTHERA Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to 2,994,793 shares of common stock, $0.00001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on September 2, 2014 (Registration No. 333-198511) (as amended, the “Registration Statement”), a base prospectus dated November 6, 2014 (the “Base Prospectus”) and a prospectus supplement dated March 10, 2015 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated March 10, 2015 among Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Leerink Partners LLC, as representatives of the several underwriters named in the underwriting agreement, and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

March 16, 2015

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on March 16, 2015 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP